UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(RULE 14a-101)
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BOOZ ALLEN HAMILTON HOLDING CORPORATION
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Notice of 2017
Annual Meeting
of Stockholders
and Proxy Statement
August 3, 2017

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

June 21, 2017

Dear Fellow Stockholder:

I am pleased to invite you to join our Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on August 3, 2017, at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102. Enclosed with this proxy statement are your proxy card and our 2017 annual report to stockholders.

Items of business to be transacted at our annual meeting are:
1.Election of four directors;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018;

3.
A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement (a “say-on-pay” vote);

4.	A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes; and
5.Consideration of any other business that may properly be brought before the annual meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and FOR the option of "every year" for Proposal 4, the frequency of future advisory votes on executive compensation.
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.
Registration and seating will begin at 7:30 a.m. Each stockholder will be asked to sign an admittance log and may be asked to present a valid picture identification. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting their stock ownership as of the June 12, 2017 record date. Cameras and recording devices will not be permitted at the meeting.
On behalf of Booz Allen Hamilton, I want to thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), August 3, 2017

Place:	The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102

Agenda:	1. The election of four director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2018;

3.      A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement (a “say-on-pay” vote);

4. A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes; and

5. The transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, and 3 and FOR the option of "every year" for Proposal 4, the frequency of future advisory votes on executive compensation.

Record Date:	Only holders of record of the Company’s Class A common stock on June 12, 2017 will be entitled to vote at the annual meeting.

Date of Distribution:	This proxy statement and the accompanying materials are being mailed to stockholders on or about June 21, 2017.

Proxy Voting:
Your vote is important. Whether or not you plan to attend the annual meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided. If you plan to attend the annual meeting, you may vote in person.

On Behalf of the Board of Directors,
Nancy J. Laben
Secretary

June 21, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 3, 2017: This Notice of Annual Meeting and Proxy Statement and our 2017 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2017 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the annual meeting.
2017 Annual Meeting of Stockholders
Date and Time:      August 3, 2017 at 8:00 a.m. EDT
Place:              Booz Allen Hamilton
The John C. Newman Auditorium
8283 Greensboro Drive, McLean, Virginia 22102
Record date:          June 12, 2017

Admission:
Annual meeting admission is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, and valid, government-issued identification. See "Important Information about Annual Meeting and Proxy Procedures" on page 55 for additional information.

Voting Matters and Board Recommendations

Stockholders are being asked to vote on the following matters at the 2017 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2018	FOR	51
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement (a “say-on-pay” vote)	FOR	52
No. 4	A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes	FOR every year	53
How to Vote
Stockholders as of the record date may vote in person at the meeting or vote in advance by submitting a proxy by
Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail	Vote in Person
Visit proxyvote.com	Call the phone number located on the top of your proxy card.	Complete, sign, date and return your proxy card in envelope provided.	Attend our annual meeting and vote by ballot.
Company Performance and Highlights
Delivering Significant Returns to Stockholders
In fiscal year 2017, we continued to deliver strong returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.

Note: Total shareholder return assumes dividends are reinvested. In fiscal year 2018, we will no longer show the DJ US Computer Services Index for comparative purposes. The Russell 1000 and S&P Software & Services Select Industry Indices represent better comparator groups for relative TSR performance to Booz Allen Hamilton.

•	Our stock price increased by 17% and total stockholder return was over 19% during fiscal year 2017.

•	During fiscal year 2017, we declared and paid $92.9 million in recurring dividends to stockholders—three regular dividends of $0.15 per share each, and one regular dividend of $0.17 per share.

•	The dividend rate was increased by 13%, effective in the fourth quarter of fiscal year 2017.

•	During fiscal year 2017, we repurchased approximately $46.4 million of shares.
Fiscal Year 2017 Company Performance

•	Fiscal year 2017 marked the second consecutive year of top-line revenue growth.

•	Continued focus on investments in markets, capabilities, and people is positioning Booz Allen Hamilton for sustainable quality growth.

•	Full year revenue up 7.4% to $5.8 billion

•	Adjusted EBITDA increased 8.1% to $547.1 million

•	Adjusted Diluted EPS increased 6% to $1.75

•	Total backlog increased 15% to $13.6 billion

•	Free cash flow was $328.4 million in fiscal year 2017
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.
Our Board of Directors
This year's Board nominees include the four Class I directors—Ralph W. Shrader, Joan Lordi C. Amble, Peter Clare, and Philip A. Odeen. Each nominee is listed below along with the continuing directors, and you can find additional information under "Proposal 1: Election of Directors" beginning on page 6.

Name	Class	Age	Director Since	Independent	Committee Membership			
					Audit	Comp	Nom. & Corp. Gov.	Executive
2017 Director Nominees								
Ralph W. Shrader ★	I	72	2008					Chair
Joan Lordi C. Amble	I	64	2012	I	Member, Financial Expert			
Peter Clare	I	52	2008	I		Member	Chair	Member
Philip A. Odeen	I	81	2008	I		Chair	Member	
Continuing Directors								
Horacio D. Rozanski	II	49	2014					Member
Ian Fujiyama	II	44	2008	I		Member		Member
Mark Gaumond	II	66	2011	I	Chair, Financial Expert			
Gretchen W. McClain	II	54	2014	I		Member	Member	
Melody C. Barnes	III	53	2015	I		Member	Member	
Arthur E. Johnson	III	70	2011	I	Member			
Charles O. Rossotti	III	76	2008	I	Member, Financial Expert			

★= Chair of the Board Chair = Chair Member = Member Financial Expert = Financial Expert I= Independent Director

Director Independence	Tenure

Non-Independent
Directors (2)
Independent
Directors (9)

Age Mix	Diversity

55% of our Directors (6 of 11) are Women, Asian, Hispanic, and/or African-American

 Corporate Governance Highlights

•	Nine of our 11 directors are independent and the Audit, Compensation, and Nominating and Corporate Governance Committees are 100% independent.

•	Diverse Board of Directors in terms of gender, ethnicity, experience, and skills.

•	On average, our directors attended approximately 98% of the Board of Directors meetings and 94% of committee meetings.

•	The Board of Directors held regular executive sessions of non-management directors.

•	The Board of Directors conducts an annual discussion on management succession planning.

•	We prohibit short sales and derivative transactions in our equity and hedging of our stock.

•	Equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.

•	Our investor relations team and management regularly engage with current and potential stockholders.

•	No poison pill in place.

•	Executive officer and director stock ownership guidelines.

•	Annual Board and Committee evaluations and self-assessments.

•	We place restrictions on the number of other public company boards on which our directors may serve in order to prevent overboarding.

 Executive Compensation Highlights

•
We continue to utilize a partnership-style compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.

•
We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.

•
Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. As we shared in our CD&A last year, we evaluated the introduction of a long-term performance-based component to our program, where a portion of our executives’ compensation will be tied to the achievement of multi-year performance goals. To achieve the objectives we communicated last year, effective fiscal year 2018, we implemented several enhancements to our compensation program to further link our executives’ rewards package with the long-term interests of our stockholders. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 27.

Corporate Citizenship Highlights

•	Our small business program was noted as "the most robust and dynamic program in the industry" by the Defense Contract Management Agency.

•	During our fiscal year 2017, approximately $827.4 million was subcontracted to various small and small-disadvantaged businesses, representing approximately 63.84% of subcontracted spending.

•	Maintained seven active mentor-protégé agreements with small businesses through various federal Mentor-Protégé programs.

•
Continued as a FIRST® (For Inspiration and Recognition of Science and Technology) strategic partner with multifaceted support spanning all FIRST programs, including employees serving as team mentors, event volunteers, and regional/affiliate advisors. This past year, the firm also completed an in-kind technical consulting services project to help FIRST take its data analytics capabilities to the next level.

•
Partnered with USO of Metropolitan Washington to launch Project Next STEP, training transitioning service members in Cyber, Cisco and project management professional (PMP) certifications to enhance their employability on separation. Booz Allen Hamilton is the founding/title sponsor of the program, and sole sponsor of the Cyber Track for the program.

•
Became an active member of the Points of Light Corporate Service Council, joining 75 of the world’s largest and most successful companies to help drive transformative social change in communities around the world. The firm also partnered with the Points of Light Foundation and hosted a firmwide 9/11 Day of Service. Over 300 employees in six cities across the country volunteered in a variety of military and veteran-related service activities.

•
Announced a partnership with SEED SPOT, a nonprofit dedicated to helping entrepreneurs develop solutions to problems through incubator programs. Through sponsorship and by providing employees to serve as mentors, the firm will focus on improving veteran healthcare, supporting military families, and promoting women in STEM (science, technology, engineering, and mathematics) through these new social impact initiatives.

•
Co-sponsored, with Kaggle and in partnership with the National Heart, Lung, and Blood Institute (NHLBI), the National Data Science Bowl, which focused on using automation and artificial intelligence to better diagnose heart failure, which affects 1,500 new people in the U.S. every day. Over 700 teams participated from around the world to develop algorithms for the most complex data sets ever used by Kaggle, and the largest data sets ever used in a cardiac MRI data competition.

•
Our largest corporate financial contributions and pro bono consulting projects supported programs related to the military families and veterans, STEM initiatives, and health causes, and employees logged more than 50,000 hours of volunteerism for community organizations.

•
Ranked #4 by Forbes Magazine as a top employer for veterans—now ranked by Forbes for four years running. Named in top 10 of G.I. Jobs list of Military-Friendly employers for seven years. Ranked in top 10 in Military Times Best for Vets Survey—highlighted by the paper in their annual Best for Vets issue. Received Employers’ Support of the Guard and Reserve’s prestigious Above and Beyond award for two years.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure
The Company currently has eleven directors divided into three classes: four in Class I, four in Class II, and three in Class III. The terms of office of the four Class I directors expire at the 2017 Annual Meeting of Stockholders.
Class I Election
The four nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.
Class I Nominees
To be elected, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. The Nominating and Corporate Governance Committee and the Board believe that each Class I Nominee brings a strong and diverse set of skills and experiences to the Company, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy. The Class I Nominees are as follows:

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader (Class I)
Dr. Shrader is our Chairman and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chairman of Booz Allen Hamilton Inc. since 1999 and as Chief Executive Officer of Booz Allen Hamilton Inc. from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chairman since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations, and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 72 Director since: 2008 Chairman Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Joan Lordi C. Amble (Class I)
Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and serves on the boards of directors of Zurich Insurance Group since April 2015, XM Radio Inc. since 2006, and the merged Sirius XM Holdings Inc. since 2008. In addition, she serves as an independent advisor for risk and audit matters for the Societe General, N.A. board. Ms. Amble also served as a director at Brown-Forman Corporation from 2011 to 2016 and Broadcom Corporation from 2009 to 2011.

Age: 64 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls and global businesses.

Peter Clare (Class I)
Mr. Clare is a Managing Director and Deputy Chief Investment Officer for Corporate Private Equity of The Carlyle Group, a private equity firm ("Carlyle"), as well as Co-Head of its U.S. Buyout Group. Mr. Clare has been with Carlyle since 1992. He serves on the board of directors of Signode Industrial since 2014. Mr. Clare served as a director of ARINC Incorporated from 2007 to 2013, CommScope, Inc. from 2011 to 2015, Pharmaceutical Product Development, LLC from 2011 to 2015, Sequa Corporation from 2007 to 2016, and Wesco Aircraft Holdings, Inc. from 2006 to 2012.

Age: 52 Director since: 2008 Independent Committees: • Executive • Compensation • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Public company directorship and committee experience; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Philip A. Odeen (Class I)
Mr. Odeen served as the chairman of the board of directors and lead independent director of AES Corporation from 2009 to 2013, and as a director of AES from 2003 to 2013. Mr. Odeen also served as the chairman of the board of Convergys Corporation ("Convergys") from 2008 to 2013, and as a director of Convergys from 2000 to 2013, QinetiQ North America, Inc., from 2006 to 2014, and ASC Signal Corporation, from 2009 to 2015. He has served as a director of Globant S.A. and DRS since 2013. Mr. Odeen retired as Chairman/Chief Executive Officer of TRW Inc. in December 2002. Mr. Odeen has provided leadership and guidance to our Board as a result of his varied global business, governmental, and non-profit and charitable organizational experience of over 40 years.

Age: 81 Director since: 2008 Independent Committees: • Compensation (Chair) • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning;
• Understanding of government contracting;
• Expertise in executive compensation and corporate governance; and
• Public company directorship and committee experience.

The Board of Directors recommends a vote FOR each of the Class I nominees.

CONTINUING DIRECTORS
The seven directors whose terms will continue after the annual meeting and will expire at the 2018 annual meeting (Class II) or the 2019 annual meeting (Class III) are listed below.

Director	Principal Occupation, Business Experience and Other Directorships Held

Horacio D. Rozanski (Class II)
Mr. Rozanski is our President and Chief Executive Officer and served as our Chief Operating Officer until January 1, 2015. Mr. Rozanski served as Chief Strategy and Talent Officer in 2010 and prior to that, Chief Personnel Officer of our Company from 2002 through 2010. Mr. Rozanski joined our Company in 1992 and became an Executive Vice President in 2009, our President on January 1, 2014, and our Chief Executive Officer on January 1, 2015. He serves on the board of trustees of the Jewish Primary Day School of the Nation's Capital and board of directors of The Center for Talent Innovation and the United States Holocaust Memorial Museum's Committee on Conscience.

Age: 49 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Ian Fujiyama (Class II)
Mr. Fujiyama is a Managing Director of Carlyle, as well as a member of the firm's Aerospace, Defense, and Government Services team.  In 1999, Mr. Fujiyama spent two years in Hong Kong and Seoul working with Carlyle's Asia buyout fund, Carlyle Asia Partners. He currently serves as a member of the board of directors of Dynamic Precision Group and Novetta Solutions LLC. He served on the board of directors of ARINC Incorporated from 2007 to 2013.

Age: 44 Director since: 2008 Independent Committees: • Executive • Compensation
Specific qualifications, experience, skills, and expertise include:

• Operating experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning;
• Experience in mergers and acquisitions; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Mark Gaumond (Class II)
Mr. Gaumond has 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants. He has served as a director of First American Funds since 2016, Rayonier Advanced Materials, Inc. since 2014, both the Fishers Island Development Corporation and the Walsh Park Benevolent Corporation since 1992, and on the advisory board of BPV Capital Management LLC since 2011. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and is a former trustee of The California Academy of Sciences.

Age: 66 Director since: 2011 Independent Committee: • Audit (Chair)
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning;
• Public company audit committee experience.

Gretchen W. McClain (Class II)
Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. ("Xylem") from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation ("ITT"). She joined ITT in 2005 as the President of the company's residential and commercial water business and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of Ametek, Inc., Boart Longyear Limited, and J.M. Huber Corporation (a family-owned business), and previously served as a director of Xylem from 2011 to 2013 and Con-Way Inc. from June 2015 to October 2015.

Age: 54 Director since: 2014 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning;
• Public company directorship and audit committee experience.

Melody C. Barnes (Class III)
Ms. Barnes is the Co-Founder and Principal of MB Squared Solutions, LLC, a domestic policy strategy firm, a senior fellow in presidential studies at the University of Virginia's Miller Center and Chair of the Aspen Institute Forum for Community Solutions. Ms. Barnes currently serves as a director of Ventas Inc., a real estate investment trust. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Barack Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the Senior Domestic Policy Advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and a Senior Fellow there from 2003 to 2005, and prior to that she was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003 and General Counsel for him from 1995 to 1998. Ms. Barnes also serves on the non-profit boards of directors of Year-Up and the Marguerite Casey Foundation.

Age: 53 Director since: 2015 Independent Committees: • Compensation • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Arthur E. Johnson (Class III)
Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. ("Lockheed Martin") in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He serves on the board of directors of Eaton Corporation, plc since 2009, and as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments since 2008. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, and IKON Office Solutions Corporation from 1999 to 2008.

Age: 70 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Charles O. Rossotti (Class III)
Mr. Rossotti has served as a Senior Advisor to Carlyle since June 2003. Prior to this position Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. Mr. Rossotti serves as a director for the AES Corporation since 2003 and as its Chairman since 2013, ECi Software Solutions, since 2014, Coalfire Systems Inc. since September 2015, and Novetta Solutions LLC since March 2016. Mr. Rossotti formerly served as a director of Bank of America Corporation from 2009 to May 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, and Primatics Financial from 2011 to 2015, and as a trustee of Carlyle Select Trust from March 2014 to April 2015.

Age: 76 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mr. Clare was appointed by the non-management directors to serve as the Presiding Director on May 23, 2013. The Presiding Director presides over executive sessions at which the Chairman is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year.  All directors are invited to propose agenda topics when the annual calendars are established as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas.  Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to and make requests of management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, each of which was adopted by the Board and each of which may be accessed without charge. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and any other persons performing similar functions. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2017, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2017, the Board held four meetings. Each of our directors who served as a director during fiscal year 2017 attended 75% or more of the aggregate total number of meetings of the Board. In addition, each of our directors, except for Mr. Johnson, attended 75% or more of the aggregate total number of meetings of the Board Committees on which he or she served. On average, director attendance at Board and Board committee meetings was approximately 98% and 94%, respectively, during fiscal year 2017. All directors who served at the time of our 2016 Annual Meeting of Stockholders attended that meeting.

Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chairman, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management. In his role as President and Chief Executive Officer, Mr. Rozanski will continue to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients, and employees.
Succession Planning and Talent Reviews

The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews. On an annual basis, the Chairman leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators such as recruiting and retention for the overall employee population throughout the year.
Risk Oversight

The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Framework, or ERM Framework. Under the leadership of our President and Chief Executive Officer, the ERM Framework is designed to enable effective and efficient identification of risks and facilitate the evaluation of risks as an integral part of decision making. As part of the ERM Framework, the Company:

•	Identifies and classifies into tiers the top risks facing the business;

•	Discusses and evaluates the Company’s risk appetite with respect to different types of operational risk; and

•	Develops action plans to mitigate and monitor risk.

The process for regularly updating the ERM Framework enables effective and efficient identification of risks and facilitates the evaluation of risks as an integral part of decision making. Under the ERM Framework, our President and Chief Executive Officer leads an annual risk identification, analysis, and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Framework, the Board receives other information and briefings as part of its risk oversight role. During the course of the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, Chief Legal Officer and Chief Administrative Officer concerning significant risks facing the Company and processes that have been implemented to mitigate these risks.

In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.

•
Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, Chief Information Officer, and Chief Information Security Officer and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.

•	Compensation Committee: The Compensation Committee is responsible for overseeing risks related to the Company's executive compensation policies and practices.

•	Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes.
Annual Board Performance Assessment

The Board and each of the Audit, Compensation, and Nominating and Corporate Governance committees perform an annual assessment of their operations and effectiveness, and set goals for the future. The core of this process involves our Secretary interviewing each director individually. The comments of the directors are compiled and presented, as applicable, to the Chairman, the full Board or the appropriate committee. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Nine of our current directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. In order for a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has previously determined that Messrs. Clare, Fujiyama, Odeen, Gaumond, Johnson, and Rossotti, and Mses. Amble, Barnes, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines. In addition, Dr. Shrader was an employee within the past three years and is not considered independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the investor relations portion of our website, www.boozallen.com.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. While the Board does not have a formal policy with respect to diversity, it is a critical factor the Nominating and Corporate Governance Committee considers when recommending director nominees to the Board. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of the clients it serves. Exceptional candidates who do not meet all of these criteria may still be considered. The Board seeks director candidates who have experience in positions with a high degree of responsibility are, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and are selected based upon the contributions they can make to the Company.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on enhancing the diversity of the Board and works actively to achieve this goal, as reflected below:

	Women	Hispanic	African-American	Asian
No. of Directors	3	1	2	1
% of Directors	27%	9%	18%	9%

Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors, which on average is approximately six years.
Board Tenure is Diversified

Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.
Director Orientation and Continuing Education

New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them in their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the members and chair of each standing committee, as well as related information.

Board Member		Committees: Executive	Audit	Compensation	Nominating and Corp. Governance
Ralph W. Shrader ★		Chair			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Peter Clare	I	Member		Member	Chair
Ian Fujiyama	I	Member		Member	
Mark Gaumond	I		Chair, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I			Member	Member
Philip A. Odeen	I			Chair	Member
Charles O. Rossotti	I		Member, Financial Expert		
Horacio D. Rozanski		Member			
Number of Meetings in Fiscal 2017		**1**	**6**	**5**	**4**

★ = Chair of the Board   Chair symbol = Chair   Member symbol = Member   Calculator symbol = Financial Expert   I = Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain corporate actions and transactions, including acquisitions of assets other than in the ordinary course of business and outside hires of certain senior officers or the termination of such employees. The members of our Executive Committee are Dr. Shrader (Chairman) and Messrs. Clare, Fujiyama, and Rozanski. The Executive Committee met once during fiscal year 2017 as well as acted by written consent.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chairman), Johnson, and Rossotti, and Ms. Amble, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each member of our Audit

Committee is financially literate and has determined that Messrs. Gaumond and Rossotti and Ms. Amble are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or the Securities Act. During a portion of the Company’s fiscal year, Ms. Amble served on the audit committees of four public companies (inclusive of our Audit Committee) and in accordance with our Audit Committee Charter, the Board discussed this simultaneous service with Ms. Amble, including the demands and time commitment attendant to such simultaneous service, and determined that such simultaneous service would not impair the ability of Ms. Amble to effectively serve on the Board and the Audit Committee. Currently, Ms. Amble serves on the audit committees of three public companies (inclusive of our Audit Committee).
The Audit Committee met six times during fiscal year 2017.
The Compensation Committee
Our Compensation Committee is responsible for, among its other duties and responsibilities, reviewing and approving all forms of compensation to be provided to, and employment letter agreements with, the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, and reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries.
The members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, and Fujiyama, and Mses. Barnes and McClain, each of whom is an independent director as required by NYSE listing standards. The Compensation Committee charter requires that at least two members of the Compensation Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members currently satisfies these requirements.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation Committee generally. The Compensation Committee has delegated to a Rule 16b-3 subcommittee its responsibility under the Company's Second Amended and Restated Equity Incentive Plan with respect to the approval of acquisitions and dispositions of Company securities by officers and directors of the Company for purposes of Section 16(b) of the Exchange Act. The members of the Rule 16b-3 subcommittee are Messrs. Odeen and Fujiyama. In addition, the Compensation Committee has delegated to a Section 162(m) subcommittee its authority to approve performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee determined it would be advisable to establish this subcommittee to review and approve certain compensation that is intended to be performance-based compensation for purposes of Section 162(m) of the Code. The members of the Section 162(m) subcommittee are Mr. Odeen and Ms. McClain, each of whom satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code.
The Compensation Committee has not engaged a compensation consultant; however, the Compensation Committee is briefed by management, which consults with ClearBridge Compensation Group, LLC, or ClearBridge. During fiscal year 2017, ClearBridge provided data analyses, market assessments regarding executive compensation, and counsel regarding proxy disclosure and preparation of related reports. In addition, Towers Watson provided advice primarily on the design of our non-qualified deferred compensation plan during fiscal year 2017. The Compensation Committee assessed the independence of each of ClearBridge and Towers Watson and concluded that neither ClearBridge's nor Towers Watson's work for the Company raised any conflict of interest issues.
Each of our executive officers, who collectively comprise our Leadership Team, participates in the discussion and consideration of compensation to be awarded to all executives. See “Compensation Discussion and Analysis—Setting Executive Compensation.”
The Compensation Committee met five times during fiscal year 2017.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.
The members of our Nominating and Corporate Governance Committee are Mr. Clare (Chairman), Ms. Barnes, Mr. Odeen, and Ms. McClain, each of whom is an independent director as required by NYSE listing standards.
The Nominating and Corporate Governance Committee met four times during fiscal year 2017.
Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. Previously, we did not provide compensation for directors employed by Carlyle for their services as directors, but following the sale by Explorer Coinvest LLC ("Coinvest"), an entity controlled indirectly by senior employees of Carlyle, of its remaining Class A shares in the third quarter of fiscal year 2017, the Compensation Committee has approved compensation for such directors from and after January 1, 2017. The Compensation Committee reviews director compensation on an annual basis. In July 2016, with assistance from ClearBridge, the Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation Committee approved a $10,000 increase in the annual equity award.
Fiscal Year 2017 Compensation: Director compensation for fiscal year 2017 included the following:

Component	Annual Amount
Annual Board Chairman Retainer	$290,000
Annual Board Retainer (non-Chairman)	$90,000
Annual Equity Award	$120,000
Audit Committee Chair Additional Retainer	$30,000
Compensation Committee Chair Additional Retainer	$15,000
Directors may elect to receive all or a portion of their annual retainer and any additional payments for service as a committee chair in the form of restricted stock, which will be granted under our Second Amended and Restated Equity Incentive Plan, which we refer to as our Equity Incentive Plan. Our directors do not receive additional fees for attending Board or committee meetings.
Director Compensation Table

Name	Fees Earned ($)	Option Awards ($)	Stock Awards ($)(1)(10)	Other ($)	Total ($)
Joan Lordi C. Amble	90,000(2)	—	120,008(2)	—	210,008
Melody C. Barnes	90,000(3)	—	120,013(3)	—	210,013
Peter Clare	22,192(11)	—	29,589(11)	—	51,781
Ian Fujiyama	22,192(11)	—	29,589(11)	—	51,781
Mark E. Gaumond	120,000(4)	—	120,001(4)	—	240,001
Arthur E. Johnson	90,000(5)	—	120,013(5)	—	210,013
Gretchen W. McClain	90,000(6)	—	120,013(6)	—	210,013
Philip A. Odeen	105,000(7)	—	120,007(7)	—	225,007
Charles O. Rossotti	90,000(8)	—	120,008(8)	—	210,008
Ralph W. Shrader	290,000(9)	—	120,013(9)	—	410,013

(1)
This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2017. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements for the fiscal year ended March 31, 2017, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.

(2)
Ms. Amble elected to receive her annual retainer in the form of restricted stock, and was granted a total of 6,947 shares of restricted stock in lieu of the annual retainer and for her annual equity grant. The grant date fair market value of the shares was $210,008, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(3)
Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 3,970 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $120,013, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(4)
Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was awarded a total of 4,962 shares of restricted stock in lieu of $30,000 for the chair retainer and for his annual equity grant. The grant date fair market value of the shares was $150,001, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(5)
Mr. Johnson elected to receive his annual retainer in the form of cash, and was awarded 3,970 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $120,013, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(6)
Ms. McClain elected to receive her annual retainer in the form of cash, and was granted a total of 3,970 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $120,013, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(7)
Mr. Odeen elected to receive part of his annual retainer and his additional payment for service as the chair of the Compensation Committee in the form of cash. He was awarded a total of 5,293 shares of restricted stock for the remaining part of his annual retainer and for his annual equity grant. The grant date fair market value of the shares was $160,007, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(8)
Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 6,947 shares of restricted stock in lieu of the annual retainer and for his annual equity grant. The grant date fair market value of the shares was $210,008, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(9)
Dr. Shrader elected to receive his annual retainer as Chairman in the form of cash, and was awarded 3,970 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $120,013, based on the $30.23 closing price of our stock on the August 5, 2016 grant date.

(10)	The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2017.

(11)
Reflects compensation for the period between January 1, 2017 and March 31, 2017. Messrs. Clare and Fujiyama each elected to receive his pro-rated annual retainer in the form of restricted stock, and was granted a total of 1,453 shares of restricted stock in lieu of his pro-rated annual retainer and for his pro-rated annual equity grant. The grant date fair market value of the shares was $51,781, based on the $35.63 closing price of our stock on the May 17, 2017 grant date.

Equity Awards for Service as a Director

Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date	Unvested Restricted Stock(a)
Joan Lordi C. Amble	—	—	—	3,474
Melody C. Barnes	—	—	—	1,985
Mark E. Gaumond	—	—	—	2,481
Arthur E. Johnson	—	—	—	1,985
Gretchen W. McClain	—	—	—	1,985
Philip A. Odeen	—	—	—	2,647
Charles O. Rossotti	10,000	6.08	5/7/2019	3,474
Ralph W. Shrader	—	—	—	9,747

(a)
The shares of restricted stock in this column all vest on July 31, 2017, with the exception of Dr. Shrader's shares, which vest as follows: 1,985 shares vest on July 31, 2017 and 7,762 shares vest on June 30, 2017.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to four times his/her annual retainer. In calculating a director’s ownership, Class A common stock, and vested in-the-money options and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 27.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The current members of our Compensation Committee are Messrs. Odeen (Chairman), Clare, and Fujiyama, and Mses. Barnes and McClain. Messrs. Clare and Fujiyama are employed by Carlyle, the senior employees of which indirectly control Coinvest. Coinvest was a party to a stockholders agreement with Booz Allen Holding, which had terminated previously pursuant to its terms. Carlyle is an affiliate of Carlyle Investment Management L.L.C., or Carlyle Investment Management, which was party to a management agreement with Booz Allen Holding and Booz Allen Hamilton pursuant to which Carlyle Investment Management provided Booz Allen Holding and its subsidiaries, including Booz Allen Hamilton, with advisory, consulting, and other services for a fee. The Company is also party to several subcontractor agreements with Novetta, Inc., a company affiliated with Carlyle. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Stockholders Agreement,” “— The Management Agreement,” and “— Novetta Agreements.” No member of our Compensation Committee serves as a member of the board or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of June 8, 2017 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 148,352,523 shares of Class A common stock outstanding as of June 8, 2017. In August 2014, we converted all issued and outstanding shares of Class B non-voting common stock and Class C restricted common stock into shares of Class A common stock on a one-for-one basis. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and Nominees
Joan Lordi C. Amble	25,403	*
Melody C. Barnes	6,778	*
Peter Clare	3,424	—
Ian Fujiyama	3,424	—
Mark Gaumond	38,378	*
Arthur E. Johnson	20,847	*
Gretchen W. McClain	18,682	*
Philip A. Odeen	42,585	*
Charles O. Rossotti	116,348(1)	*
Horacio D. Rozanski	767,484(2)	*
Dr. Ralph W. Shrader	1,744,253(3)	1.18%
Other named executive officers
Kevin L. Cook	8,781(4)	*
Karen M. Dahut	363,936(5)	*
Lloyd W. Howell, Jr.	342,364(6)	*
Joseph Logue	479,328(7)	*
Joseph W. Mahaffee	229,476(8)	*
All directors and executive officers as a group (20 persons)(9)	4,513,002	3.04%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 10,000 shares that Mr. Rossotti has the right to acquire through the exercise of options.

(2)	Includes 116,752 shares that Mr. Rozanski has the right to acquire through the exercise of options and 19,394 shares issuable upon settlement of restricted stock units.

(3)	Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 1,679,076 shares in the Ralph W. Shrader Revocable Trust.

(4)	Includes 2,093 shares issuable upon settlement of restricted stock units.

(5)
Includes 117,000 shares that Ms. Dahut has the right to acquire through the exercise of options and 14,678 shares issuable upon settlement of restricted stock units. Ms. Dahut shares investment power and voting power with her husband, Mr. William L. Dahut, Jr., for 96,879 shares in the Karen M. Dahut Trust.

(6)
Includes 14,678 shares issuable upon settlement of restricted stock units. Mr. Howell shares investment power and voting power with his wife, Mrs. Patricia S. Howell, for 36,990 shares in the Lloyd Howell, Jr. Trust.

(7)	Includes 72,000 shares that Mr. Logue has the right to acquire through the exercise of options and 18,584 shares issuable upon settlement of restricted stock units.

(8)	Includes 8,262 shares issuable upon settlement of restricted stock units. Mr. Mahaffee holds sole investment power and voting power for 91,795 shares in the Joseph W. Mahaffee Revocable Trust.

(9)
Includes 549,264 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options and 98,128 shares issuable upon settlement of restricted stock units.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,555,280	9.14%
Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	8,515,623	5.74%

(1)
The Vanguard Group has filed with the Securities and Exchange Commission a Schedule 13G/A dated February 10, 2017, which reports the beneficial ownership of 13,555,280 shares of Class A common stock by it as of December 31, 2016. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 79,242 shares of our Class A common stock, sole dispositive power with respect to 13,468,946 shares of our Class A common stock, shared voting power with respect to 14,110 shares of our Class A common stock and shared dispositive power with respect to 86,334 shares of our Class A common stock.

(2)
Blackrock, Inc. has filed with the Securities and Exchange Commission a Schedule 13G dated January 30, 2017, which reports the beneficial ownership of 8,515,623 shares of Class A common stock by it as of December 31, 2016. As reported in the Schedule 13G, Blackrock, Inc. had sole voting power with respect to 6,878,561 shares of our Class A common stock and sole dispositive power with respect to 8,515,623 shares of our Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based on a review of reports filed by the Company’s directors, executive officers, and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during fiscal year 2017 were filed on time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any designated member of the Audit Committee. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Stockholders Agreement
In connection with the acquisition of Booz Allen Hamilton by Carlyle on July 31, 2008, Booz Allen Holding, Coinvest, certain members of the management of Booz Allen Holding and certain other stockholders of Booz Allen Holding entered into a stockholders agreement, which was amended and restated. During the third quarter of fiscal year 2017, Coinvest sold its remaining shares of Class A common stock of the Company in an underwritten transaction, which terminated the remaining provisions in the amended and restated stockholders agreement.
The Management Agreement
On July 31, 2008, the Company entered into a management agreement, or Management Agreement, with TC Group V US, L.L.C., or TC Group, a company affiliated with Carlyle. On June 7, 2012, TC Group assigned all of its right, title and interest in, and obligations under, the Management Agreement to Carlyle Investment Management. In accordance with the Management Agreement, Carlyle Investment Management provided the Company with advisory, consulting, and other services, and the Company paid Carlyle Investment Management an aggregate annual fee of $1.0 million for such services, plus expenses. The Management Agreement terminated on December 6, 2016, upon the closing of the sale by Coinvest of its remaining shares of Class A common stock of the Company. For fiscal year 2017, the Company incurred $0.8 million in advisory fees under the Management Agreement.
The Management Agreement also provided that Booz Allen Hamilton would indemnify Carlyle Investment Management and its officers, employees, agents, representatives, members, and affiliates against certain liabilities relating to or arising out of the performance of the management agreement and certain other claims and liabilities.
Novetta Agreements

During the fiscal year, the Company was a party to several subcontractor agreements with Novetta, which were entered into in the ordinary course of business and on an arms-length basis.  In fiscal year 2017, the Company paid approximately $2.5 million in fees to Novetta for services rendered by Novetta to the Company in the areas of communication, media, and military research and strategy in support of the Company's contracts with the U.S. government.  Following the sale by Coinvest of its remaining shares of the Company's Class A common stock in the third quarter of fiscal year 2017, Carlyle and its affiliates no longer held stock of the Company.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our second amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
The Acquisition
In connection with the acquisition of Booz Allen Hamilton by Carlyle, our current and former executive officers (or their related family trusts) received a combination of current and deferred cash consideration as well as stock and options in Booz Allen Holding. Of the overall cash consideration, $158.0 million was structured as an interest in the deferred payment obligation and $80.0 million was deposited into escrow to fund certain purchase price adjustments, future indemnification claims under the merger agreement and for certain other adjustments. The remainder of the cash consideration was paid on the closing date as part of the acquisition. The current and former executive officers (or their related family trusts) receive their pro rata share of any payments of the deferred payment obligation and any release of funds held in escrow to selling stockholders.
As of March 31, 2017, there was approximately $81.3 million of the deferred payment obligation outstanding, which includes accrued interest of approximately $1.3 million. Remaining potential claims outstanding that may be indemnified under the deferred payment obligation relate to former officers and stockholders’ suits that are still in litigation. The ultimate value of our current and former executive officers’ (or their related family trusts’) interests in the deferred payment obligation will not be known until all such matters are resolved.
Other Relationships
From time to time and in the ordinary course of business and at arms-length, we engage other Carlyle portfolio companies as subcontractors or service providers and they engage us as subcontractors or service providers. The cost and revenue associated with these related party transactions for fiscal year 2017 were not material. During the third quarter of fiscal year 2017, Coinvest sold its remaining shares of Class A common stock of the Company in an underwritten transaction.

Bryan E. Shrader, a Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chairman of the Board. He received a base salary of $225,000, a grant of 919 restricted stock units with a grant date fair value of $29,970, a bonus of $76,000, and retirement contributions of $13,377 in fiscal year 2017. He also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Shrader continues to be employed by us during fiscal year 2018 under similar terms.

Cameron A. Mayer, a Principal at the Company, is the son of Mr. John Mayer, a former Executive Vice President of the Company who retired during fiscal year 2017. He received a base salary of $188,333, a bonus of $76,000, and retirement contributions of $11,150 in fiscal year 2017. Mr. Mayer also participates in the Company’s other benefit programs on the same basis as other employees at the same level. Mr. Mayer continues to be employed by us during fiscal year 2018 under similar terms.

Ryan J. Cook, a Lead Associate at the Company, is the son of Mr. Kevin L. Cook, the former Executive Vice President and Chief Financial Officer of the Company who retired during fiscal year 2017. He received a base salary of $122,278, a performance and recognition award of $400, and retirement contributions of $3,632 in fiscal year 2017. Mr. Cook continues to be employed by us during fiscal year 2018 under similar terms.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A provides a description of our executive compensation philosophy and programs as determined by the Compensation Committee of the Board. The following discussion of compensation arrangements of our named executive officers for fiscal year 2017 should be read together with the compensation tables and related disclosures set forth below.

Although this CD&A focuses on our named executive officers for fiscal year 2017, the structure of our compensation programs is generally consistent for all Executive Vice Presidents and Senior Vice Presidents. We continue to utilize a partnership-style compensation model that fosters a culture of collaboration and long-term ownership mindset and encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.

Our named executive officers bring an unparalleled mix of experience and expertise with the common defining goal to solve our clients’ most complex problems and deliver lasting value. The lengthy tenure of our executive team is testament to their longstanding commitment to the firm and its long-term business goals. Our named executive officers for fiscal year 2017 were:

Horacio D. Rozanski	Lloyd W. Howell, Jr.	Karen M. Dahut	Joseph Logue	Joseph W. Mahaffee
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President	Executive Vice President	Executive Vice President and Chief Administrative Officer
Executive Tenure: 17 years Total Tenure: 24 years	Executive Tenure: 16 years Total Tenure: 28 years	Executive Tenure: 12 years Total Tenure: 14 years	Executive Tenure: 15 years Total Tenure: 19 years	Executive Tenure: 18 years Total Tenure: 35 years
(Tenure as executive and total tenure calculated as number of full years completed as of the last day of fiscal year 2017.)

Effective July 1, 2016, Lloyd W. Howell, Jr. assumed the role of Executive Vice President, Chief Financial Officer and Treasurer following the retirement of Kevin L. Cook. For fiscal year 2017, Joseph W. Mahaffee, who serves as Executive Vice President and Chief Administrative Officer, is a named executive officer. Mr. Mahaffee was previously a named executive officer for fiscal years 2012 and 2013.

Executive Summary
Company Highlights
Fiscal year 2017 was the second consecutive year of top-line revenue growth, exceeding the raised full-year Revenue guidance and delivering Adjusted Diluted Earnings Per Share above our full-year guidance. Vision 2020 is a comprehensive strategy to transform Booz Allen Hamilton and create sustainable quality growth for the Company. Fiscal year 2017 was the fourth year of implementing the strategy. The objectives of Vision 2020 are focused on:

•	Moving closer to the center of our clients’ core missions

•	Increasing the technical content of our work

•	Attracting and retaining superior talent in diverse areas of expertise

•	Leveraging innovation to deliver complex, differentiated, end-to-end solutions

•	Creating a broad network of external partners and alliances

•	Expanding into the commercial and international markets.
Guided by our strategy, we have continued to invest in new capabilities, markets, and talent, and were successful in capturing opportunities in an improved market for our services. The success of our strategy can be seen in the continued growth in our backlog, the composition of which provides visibility into future years and supports our goal of delivering sustainable quality growth. Our ability to combine our deep client mission understanding, our growing technical expertise, and our consulting heritage is what differentiates us from our competitors.

•	In January of 2017, we closed on the $250 million acquisition of Aquilent, which is additive to our organic investment in our Digital Solutions capabilities.

•	During fiscal year 2017, we returned $139.3 million to stockholders in the form of:

◦	$92.9 million in quarterly dividends — three regular dividends of $0.15 per share each; and one regular dividend of $0.17 per share.

◦	$46.4 million for the repurchase of 1.3 million shares.

•
In January of 2017, the Board of Directors increased the quarterly dividend by 13%, effective in the fourth quarter of fiscal year 2017 and increased the share repurchase authorization from $180.0 million to up to $410.0 million. As of March 31, 2017, we had $255.3 million remaining in our share repurchase authorization.

•
We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board of Directors, which will take into consideration future earnings, cash flows, financial requirements, and other factors.

•	During fiscal year 2017, our stock price increased by 17% with a total stockholder return of just over 19%.

Note: Total shareholder return assumes dividends are reinvested. In fiscal year 2018, we will no longer show the DJ US Computer Services Index for comparative purposes. We believe that the Russell 1000 and S&P Software & Services Select Industry Indices represent better comparator groups for relative TSR performance to Booz Allen Hamilton.

Compensation Philosophy
We are a values-driven organization with a guiding purpose to empower people to change the world. In our mission-minded Company, our executives are committed to bring bold thinking, hold themselves and those around them accountable to act with integrity, and realize positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. Our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities. The ownership mindset of continuously building long-term value holds true not only for our seasoned executives but also for more recent executives with deep expertise in emerging fields that have joined the Company. Our leaders work shoulder to shoulder with our people and our clients, devoted to tackling the toughest problems with unflinching courage and a champion's heart. They know that the best ideas come when we all put our heads together — welcoming different perspectives and speaking boldly when we see a better way forward. We have remained steadfast for over 100 years based on a foundation of the highest character, and an unyielding commitment to the best client service.
The compensation of our named executive officers is significantly performance-based and centered around a single profit center and firm-wide compensation pool. As further described below in Setting Executive Compensation, our named executive officers and each of our executives, which we define to include our Executive Vice Presidents and Senior Vice Presidents, were assigned to a cohort level and all executives within each cohort level are provided the same number of “points” and, receive the same total compensation. We periodically undertake an evaluation of all of our executives, who are then assigned to a cohort level based on a review of each of their roles, responsibilities, competencies, and performance. This distinctive system allows us to motivate our executives to act in the best interests of the Company through an emphasis on client service and by encouraging the rapid and efficient allocation of our people across markets, clients and opportunities.

Our Philosophy	What Our Philosophy Achieves

- Guides executives to live the Company's purpose and values in their client work and employee interactions.

- Aligns executives' compensation with Company performance and the creation of long-term sustainable stockholder value.

- Uses a compensation model that aligns total compensation of our named executive officers with that of our other executives.

- Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients.

- Creates appropriate rewards and penalties for exceeding or falling short of firm-level performance targets.

- Empowers executives to think and act in the best interests of the Company.

- Focuses on optimizing stockholder value and fostering an ownership culture.

- Encourages and rewards executives with an emphasis on problem solving, passionate service, and collective ingenuity.

- Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace.

Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen Hamilton, We:		At Booz Allen Hamilton, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Include compensation recovery provisions (clawbacks) in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant stock options below fair market value
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide golden parachute payments for CEO or other officers following a change in control
✓	Hold regular reviews of executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Mitigate dilutive effect of equity awards through share repurchase program	✗	Allow employees or directors to engage in hedging transactions
✓	Align executive pay with short- and long-term performance
Fiscal Year 2018 New Compensation Program Preview
Together with our Compensation Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. As we shared in our CD&A last year, we evaluated the introduction of a long-term performance component to our equity program, where a portion of our executives’ compensation will be tied to the achievement of multi-year performance goals.
To achieve the objectives we communicated last year, effective fiscal year 2018, we implemented several enhancements to our compensation program to further link our executives’ rewards package with the long-term interests of our stockholders. We believe these changes strengthen our executive compensation program’s objectives to reward outstanding performance, promote retention, and encourage business decisions that have a long-term value. The revised program continues to reinforce our compensation philosophy and key compensation practices while also meeting the current and future needs of our ever-changing business. Key enhancements included the following:

•
Implemented performance stock units as a key component of our long-term incentive plan, tied to top-line and bottom-line Company financial objectives with a three-year performance cycle, for all Senior Vice Presidents and above, not just for our named executive officers

•	Adjusted the mix of equity compensation so that a meaningful portion of our CEO’s and other named executive officers’ equity is tied to achievement of long-term performance goals

•	Established annual salaries and removed notion of “draw”

•	Determined to pay the annual bonus in cash rather than a mix of cash and equity (starting with fiscal year 2018 bonus), with equity provided as a separate component of annual compensation

•	Eliminated the supplemental cash bonus and application of the 20% premium on the annual equity grants

•	Defined value of annual equity grants, with both time-vesting component and a new long-term performance-vesting component

•
Increased equity ownership requirements for CEO (increased to 7x multiple of salary, from 5x). Also increased equity ownership requirements for all Executive Vice Presidents, including the other named executive officers, and continue to maintain equity ownership requirements across the entire executive corps

•	Eliminated certain perquisites for our named executive officers, including reimbursement for club dues and tax gross-up on firm-paid life insurance premiums

•	Created a non-qualified deferred compensation plan (starting with fiscal year 2018 bonus deferrals)

Fiscal Year 2017 Compensation Program Summary
Our fiscal year 2017 executive compensation program was designed to heavily tie compensation to the achievement of our short- and long-term goals and promote a long-term career with the Company. The program components are as follows:

Element	Objective
Base Pay	Reflects the requirements of the marketplace to attract and keep our executive talent
Annual Incentives	Rewards our executives for performance against key operational and financial targets within the context of our Vision 2020 strategy
Long-Term Equity Incentives	Rewards our executives for growing our Company over the long term and aligns their interests with our stockholders
Benefits	Provides for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
Annual compensation for fiscal year 2017 tied to performance targets is delivered in a mix of cash and restricted stock units as described below. The target annual compensation mix for all named executive officers, excluding Mr. Cook who retired in fiscal year 2017, is approximately 52 percent base pay and 48 percent annual incentives, 19 percent of which is equity compensation.

Advisory Votes to Approve aExecutive Compensation and the Frequency of Holding Future Advisory Votes on Executive Compensation
At the 2014 Annual Meeting of Stockholders, over 99% of the votes cast were in favor of our executive compensation structure. The Board and Compensation Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. The Company’s stockholders had previously approved holding future advisory votes on executive compensation every three years, which was consistent with the Board’s recommendation at that time. Considering the preference evident from voting results at other comparable companies, the Board is now recommending that stockholders vote to hold the “say-on-pay” vote every year. Advisory votes on say-on-pay and the frequency of holding the say-on-pay vote are scheduled for this Annual Meeting of Stockholders.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.

Setting Executive Compensation

Our compensation program is designed to attract and retain top-tier talent and provide significant incentives for exceeding our performance targets, while also providing significant penalties for under-performance. The President and Chief Executive Officer, Chief Financial Officer and Treasurer, and Chief Personnel Officer together recommend the target compensation for each level by reviewing compensation benchmarking data, historical compensation, and considering factors such as projected financial performance, growth, and market conditions for the coming fiscal year. The recommendation is then reviewed with the Company's Leadership Team. The result is the dollar value per point multiplied by the number of points assigned to each executive level to determine target compensation. Based upon their collective experience and reasoned business judgment, our Compensation Committee considers the recommendation from management and approves the final targeted monetary value per point based on achieved performance objectives.

Benchmarking Compensation
To establish compensation for our named executive officers, the Compensation Committee evaluates the amount of direct compensation provided to our executives relative to organizations that are similar in size, industry, and operations. Specifically, our criteria for selecting peer companies include:

•
Company size: Organizations with revenues approximately 0.5x to 2.0x of our revenue, with peer median revenue approximating Company revenue, with flexibility outside of this range to accommodate organizations that are a good match from a business perspective

•
Industry: Initially, our peer group review focused on government services organizations; however, to obtain an appropriate mix, we reviewed other "comparables" that our Investor Relations department tracks and other organizations that benchmark to our Company

To achieve this end, we consult with ClearBridge to review and benchmark our named executive officers’ compensation against compensation data reported by other publicly traded information technology, engineering, consulting, and defense oriented companies. The peer group is reviewed regularly with the Compensation Committee and adjusted as necessary due to changes at the selected company’s operations (e.g., acquisitions, mergers) or changes in comparability to Booz Allen. For fiscal year 2017, the comparable group was updated to include CGI Group Inc., L-3 Communications Holding, Inc., Engility Holdings, Inc., Harris Corporation, and Rockwell Collins, Inc. and remove Accenture and ICF International.
For fiscal year 2017, peer comparisons for our named executive officers were performed against ten companies as shown below.

Fiscal Year 2017 Peer Group
- CACI International, Inc. - CGI Group, Inc. - CSRA, Inc. - Engility Holdings, Inc. - Harris Corporation	- L-3 Communications Holdings, Inc. - Leidos Holdings, Inc. - ManTech International Corporation - Rockwell Collins, Inc. - Science Applications International Corporation

In addition to benchmarking our named executive officers’ compensation relative to our peer group, ClearBridge was engaged to assist in the implementation of the long-term performance incentive plan introduced in fiscal year 2018. They provided advice and counsel in the development of the program and the performance measures associated with the program.

For the rest of our executive corps, management obtains market analysis and executive compensation survey data from nationally recognized survey providers, including Mercer U.S. Long Term Incentive and Equity Compensation Survey, Willis Towers Watson Top Management Survey, and Willis Towers Watson Professional Services Executive Survey. Salary, cash incentive compensation, and long-term equity incentives are considered in these analyses. However, we do not use survey data or benchmarking data to set compensation; instead, we use it to confirm that our compensation is within a competitive range.

As part of enhancements to the executive compensation program, during fiscal year 2017, we engaged Willis Towers Watson to provide advice in the development of the non-qualified deferred compensation plan and offer change management support during the implementation phase.
Compensation Elements
Base Pay

Our executives receive a monthly base payment, which is paid over the course of the year like a salary, but is unlike salary in that the base payment is performance-based. In the event that annual Company performance is significantly below expectations, any excess base payment made to each executive is at risk and could be required to be returned, subject to the limitations established by applicable federal, state, and local labor law requirements. For fiscal year 2017, each of our named executive officers earned the base payment set forth in the “Salary” column of the Summary Compensation Table. Effective fiscal year 2018, certain named executive officers have received an increase in base pay, ranging from approximately 2.0 percent to 4.35 percent, to further align compensation with the market and/or to recognize the scope of their role and impact on our business.
Annual Incentive

The annual incentive portion of our executives' compensation is provided through our annual bonus program, which is delivered in cash and restricted stock units. The amount earned is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is set at or near the beginning of each fiscal year by the Compensation Committee of the Board of Directors. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.

Adjusted EBITDA is defined as our net income before income taxes, net interest and other expense, and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, and (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.

No bonuses are payable to our named executive officers unless we achieve a minimum threshold Adjusted EBITDA level of $464 million. If we achieve that level of performance, we can allocate up to 200% of their pro-rata share of the target bonus pool based on our actual Adjusted EBITDA results and the bonus pool approved by the Compensation Committee for all of our executives.
Our Compensation Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool as approved by our Compensation Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA	Bonus Pool
FY17 Target	Range: $530 million - $542 million	$26.8 million
FY17 Actual	$547 million	$26.2 million

The Compensation Committee approved paying the annual bonus at target for fiscal year 2017 based on our Company's overall performance.

In addition, as contemplated by our fiscal year 2017 compensation program, for fiscal year 2017 executives received a "supplemental bonus" payable in cash that is tied to Company performance and varies based on the executives' total compensation. The supplemental bonus is calculated by multiplying the sum of the base pay and bonus by a factor assigned to each executive’s level. For fiscal year 2017, the supplemental bonus factor for each of our named executive officers is indicated in the following table:

Name	Supplemental Bonus Factor (%)
Horacio D. Rozanski	12.8
Lloyd W. Howell, Jr.	12.7
Karen M. Dahut	12.7
Joseph Logue	12.8
Joseph W. Mahaffee	11.0
Kevin L. Cook	7.4

The supplemental bonus payments to executives were contingent upon the Company generating net income as reported in the Company’s audited financial statements for the fiscal year as well as upon approval by the Compensation Committee of the Board of Directors. Pursuant to the terms of the retirement letter agreement, Mr. Cook received a six-month prorated bonus for fiscal year 2017 as discussed below in "Termination Payments" under "Compensation Tables and Disclosures."

Annual Incentive — Cash Component

The cash component of the annual incentive is generally the same for each executive within the same level. For the named executive officers, a portion (ranging from 55% - 70% based on level) of the annual incentive is provided in cash with the remainder delivered in restricted stock units as described below. In addition, executives receive the supplemental bonus in cash, as previously discussed. Executives who retire before the end of the calendar year, or whose employment terminates before the issuance of the equity portion of the annual bonus and under circumstances that entitle them to a full or pro-rated bonus, will be paid their annual bonus entirely in cash. Mr. Cook, who retired in fiscal year 2017, received a prorated annual bonus paid entirely in cash.

Annual Incentive — Equity Component

For fiscal year 2017, the equity component of the annual incentive award is granted in restricted stock units that vest ratably over three years, subject to certain exceptions. The equity portion is intended to enable executives to own meaningful amounts of our stock and create a link to long-term stockholder value.

For our named executive officers (other than Mr. Cook), a portion (ranging from 30% - 45%) of the annual incentive (excluding the supplemental cash bonus) is delivered in the form of restricted stock units. The Company determines the number of restricted stock units to be granted to each executive by multiplying the total annual bonus amount by the percentage factor and then applying a 20% premium. The resulting amount is divided by the fair market value of our stock on the date of grant to determine the number of units granted.

Annual Incentive — Fiscal Year 2017 Payments

The cash payments received by each of our named executive officers for fiscal year 2017 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table under "Compensation Tables and Disclosures." The restricted stock units for fiscal year 2016 performance granted in fiscal year 2017 are reflected in this year's “Stock Awards” column of the Summary Compensation Table. The equity grants for fiscal 2017 year performance granted in fiscal year 2018 will be reflected in next year's “Stock Awards” column of the Summary Compensation Table, in addition to the fiscal year 2018 defined annual equity grants as previously described in the “Fiscal Year 2018 Compensation Program Preview." Total payments for fiscal year 2017 for each of our named executive officers under the annual bonus program are reflected below:

Name	Total Annual Incentive [1] ($)	Amount Paid in Cash [2] ($)	Amount to be Delivered in Restricted Stock Units [3] ($)
Horacio D. Rozanski	1,374,405	846,555	527,850
Lloyd W. Howell, Jr.	954,204	587,004	367,200
Karen M. Dahut	954,204	587,004	367,200
Joseph Logue	1,195,134	736,134	459,000
Joseph W. Mahaffee	679,500	404,100	275,400
Kevin Cook [4]	175,996	175,996	—

(1)	Includes supplemental cash bonus payment and 20% premium for amount delivered in restricted stock units.

(2)	Includes supplemental cash bonus payment.

(3)	Includes 20% premium.

(4)
Mr. Cook retired in fiscal year 2017. Accordingly, the Compensation Committee determined that his annual bonus for fiscal year 2017 was to be paid entirely in cash and therefore he was not eligible for the 20% premium on equity.

Long-Term Incentives

We believe that our executives should hold meaningful amounts of equity to align their interests to those of our stockholders, and, accordingly, long-term equity compensation is an important component of our compensation program. Our long-term incentive program consists of awards of stock options to our executives under the Equity Incentive Plan. We believe stock options further our objective of aligning the interests of our executives with those of our stockholders by providing our executives with a continuing stake in our long-term success and by rewarding them based on the future growth in our equity value. We generally award stock options upon hire of an executive and/or upon promotion, which vest ratably over five years based on continued employment, subject to certain exceptions. We do not grant stock options on an annual basis. Our named executive officers hold substantial amounts of equity as discussed under "Executive Ownership Requirements."
Benefits and Perquisites

Our employees are eligible to participate in a full complement of benefit plans. Our executives also participate in enhanced medical and dental plans, life insurance, AD&D, and personal liability coverage at the Company's expense. During fiscal year 2017, our executives received perquisites including initiation fees for club memberships and reasonable dues on an annual basis, up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction, and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, in order to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to sustain a fully competitive executive compensation program. For more detail on the perquisites that our named executive officers receive, see footnote 6 to the Summary Compensation Table under "Compensation Tables and Disclosures." Beginning in fiscal year 2018, we have eliminated reimbursement of club dues as well as the tax gross-up on life insurance premiums for our future named executive officers.
Retirement Benefits

We provide retirement benefits to our executives (including our named executive officers) in order to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.

Employees’ Capital Accumulation Plan

All employees, including our named executive officers, are automatically eligible to participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. We fund contributions to ECAP annually for each of our named executive officers. All employees, including our named executive officers, will be eligible for an annual matching contribution of up to 6% of their eligible annual income as determined by the Code. Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to ECAP under the Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.

Non-Qualified Deferred Compensation Plan

In fiscal year 2017, the Compensation Committee approved the implementation of a non-qualified deferred compensation plan for our executive population to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, excluding Mr. Cook who retired in fiscal year 2017, may elect to contribute up to 100% of their annual cash bonus to this plan. The first bonus payment eligible for deferral is the fiscal year 2018 annual bonus. None of our named executive officers enrolled for the fiscal year 2018 deferral.

Additional Retirement Benefits

We provide additional retirement benefits to our executives (including our named executive officers) in order to provide them with additional security in retirement and promote a long-term career with our Company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.
Employment Letters

Effective April 1, 2014, we entered into employment letter agreements, or employment letters, with Messrs. Rozanski, Logue and Howell and Ms. Dahut to reflect leadership changes, to align their compensation to the market for similarly situated executives, and to ensure retention of these critical leaders during our leadership succession period.

The employment letters provide for base payments and annual incentives that are consistent with that currently provided to the executives (and described above). Each executive officer is eligible to participate in the employee benefit and executive perquisite programs of the Company on the same terms as similarly situated executive officers of the Company. Payments upon termination of employment will be governed by the Company’s severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. The officer is required to provide the Company with not less than 90 days’ notice of termination of employment for any reason other than death or disability (or such longer notice period as is provided in the relevant officer policy). In addition, each executive agreed to be bound by perpetual confidentiality provisions and non-compete and non-solicit covenants while employed with us and for one year following termination of employment. Under the employment letters, in fiscal year 2015, each of Messrs. Rozanski, Howell, and Logue and Ms. Dahut received a special grant of restricted stock. 33% of the restricted stock vested on March 31, 2016, 34% vested on March 31, 2017, and the remaining 33% is scheduled to vest on March 31, 2018, subject to the executive’s continued employment through such date.
Executive Ownership Requirements

Equity ownership requirements are in place for all of our executives, not just for our named executive officers, to further align their interests to those of our stockholders. Our ownership requirement extends beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as equity compensation by the firm. Each executive’s required equity ownership amount is determined as a multiple of his or her base pay. The applicable multiples for our named executive officers for fiscal year 2017 are set forth in the table below as well as a comparison of their actual equity ownership as of the end of the fiscal year:

Named Executive Officers	Fiscal 2017 Ownership Requirement [1]	Actual Ownership [1]
Chief Executive Officer	5x base pay	19x base pay
Other named executive officers	3x base pay	15x base pay

(1) Ownership for the other named executive officers is an average of their equity holdings compared to their respective base pay amounts as of fiscal year end, excludes Mr. Cook who retired in fiscal year 2017.

In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, and restricted stock and restricted stock units issued under the Equity Incentive Plan will be considered owned by the executive.
Risk Assessment

We conducted an internal risk assessment of our compensation programs. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Company's Leadership Team and the Compensation Committee of the Board, with the information from our internal review, concluded that our executive compensation program does not encourage undue risk taking.

Government Limitations on Reimbursement of Compensation Costs

As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation, or the FAR, which govern the reimbursement of costs by our government clients. Pursuant to FAR 31.205-6(p), our contracts entered into prior to June 24, 2014 include limitations on the allowability of senior executive compensation equal to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy under Section 39 of the Office of Federal Procurement Policy Act (41 U.S.C. 1127). The benchmark cap applies to the five most highly compensated employees in management positions. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

For contracts with Department of Defense (DoD), NASA, or Coast Guard, entered into on or after December 31, 2011 and before June 24, 2014, the FAR limits the allowability of reimbursement for compensation to the benchmark compensations caps described above, which is applicable to all employees.

For federal contracts entered into on or after June 24, 2014, the Bipartisan Budget Act imposed a new compensation cap of $487,000, which is applicable to all employees and is expected to adjust annually in accordance with the Employment Cost Index for all workers. The FAR was amended to impose this limitation effective June 24, 2014.

Compensation Recovery Provisions (Clawbacks) in Incentive Plans

We have included provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements, individuals subjected to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and, to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations. In addition, if an individual engages in certain other misconduct, we have the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, was paid or settled in the 12 months prior to or any time after the individual engaged in such misconduct. Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement and recoupment under any applicable claw-back policies that may be adopted by the Board or our Compensation Committee. The Company is awaiting regulatory guidance regarding clawbacks of compensation under the Dodd-Frank Act and expects to implement a clawback policy after that guidance is finalized.
Certain Change in Control Provisions

In the event of a change in control, unless the plan administrator determines otherwise, all time-vesting awards under the Equity Incentive Plan will fully vest and a pro-rated portion of outstanding performance-vesting awards will vest based on the performance achieved as of the change in control. Under the Equity Incentive Plan, “change in control” is generally defined as the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.

In addition, if during the five-year period after a change in control our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants

It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. We generally grant awards to new hires and promoted employees at the next scheduled Compensation Committee or Board meeting following the hire or promotion effective date. Annual awards are typically approved at the Compensation Committee meeting each year in May. It is our policy not to grant equity awards with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our Board) takes formal action to grant them.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. As described above, all of our short-term non-equity incentive compensation is determined based upon the achievement of certain predetermined financial performance goals and follow criteria that generally permit us to deduct such amounts without being subject to limits under Section 162(m). While we will continue to monitor our compensation programs in light of Section 162(m) and seek to pay deductible compensation whenever possible consistent with our overall compensation philosophy, our Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders. As a result, we have not adopted a policy requiring that all compensation be deductible and our Compensation Committee may conclude that paying compensation at levels that are subject to limits under Section 162(m) is nevertheless in the best interests of our Company and our stockholders.

Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan have or will contain provisions that accelerate vesting of all or a portion of the awards in connection with a change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards	Non-Equity Incentive Plan Compensation [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [6]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2017	1,437,500	—	546,468	—	846,555	15,964	170,345	3,016,832
	2016	1,437,500	—	476,272	599,996	869,943	15,016	145,600	3,544,327
	2015	1,050,000	—	6,757,378	—	1,255,054	16,370	425,263	9,504,065
Lloyd W. Howell, Jr. Executive Vice President, Chief Financial Officer & Treasurer	2017	1,000,000	—	380,141	—	587,004	10,644	315,080	2,292,869
	2016	1,000,000	—	374,218	—	603,247	15,845	136,163	2,129,473
	2015	825,000	—	4,558,901	—	930,430	16,046	281,825	6,612,202
Karen M. Dahut Executive Vice President	2017	1,000,000	—	380,141	—	587,004	10,000	145,648	2,122,793
	2016	1,000,000	—	374,218	—	603,247	10,000	136,007	2,123,472
	2015	825,000	—	4,558,901	—	930,430	12,179	270,945	6,597,455
Joseph Logue Executive Vice President	2017	1,250,000	—	475,177	—	736,134	10,000	142,987	2,614,298
	2016	1,250,000	—	476,272	—	756,472	10,000	146,321	2,639,065
	2015	1,050,000	—	6,757,378	—	1,155,054	13,995	399,425	9,375,852
Joseph W. Mahaffee [5] Executive Vice President and Chief Administrative Officer	2017	765,000	—	285,106	—	404,100	10,000	162,807	1,627,013
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Kevin L. Cook [5] Former Executive Vice President, Chief Financial Officer & Treasurer, Retired	2017	110,758	—	—	—	175,996	5,000	430,381	722,135
	2016	437,500	—	75,584	169,997	363,270	11,631	141,568	1,199,550
	2015	375,000	—	71,979	—	291,846	11,028	229,876	979,729

(1)	Each year is a reflection of our fiscal year which runs from April 1 to March 31. For example, 2017 reflects fiscal 2017 - April 1, 2016 to March 31, 2017.

(2)
This column represents the aggregate grant date value of restricted stock units granted on July 1, 2016 as part of the fiscal year 2016 annual incentive. See “Compensation Discussion and Analysis — Compensation Elements — Annual Incentive.” For Messrs. Rozanski, Howell, and Logue and Ms. Dahut, this column also represents the grant date value of restricted stock granted on May 2, 2014 in accordance with their employment letters as described in the "Compensation Discussion and Analysis - Employment Letters" section. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 17 to our financial statements for the fiscal year ended March 31, 2017, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive.

(3)
This column reflects the cash portion of the annual bonus and supplemental bonus under our annual performance bonus program, which provides awards based on the achievement of corporate performance objectives. The portion of the award paid in cash is reported in the Summary Compensation Table with respect to the year in which the bonus is earned. The annual performance bonus program is described more fully at “Compensation Discussion and Analysis - Annual Incentive.” This column also reflects the special cash bonus payments to Messrs. Rozanski, Howell, and Logue and Ms. Dahut in fiscal year 2015.

(4)	This column reflects the change in value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers.

(5)	Mr. Mahaffee was not a named executive officer in fiscal year 2015 or 2016. Mr. Cook, former Executive Vice President, Chief Financial Officer, and Treasurer, retired on July 1, 2017.

(6)	The table below describes the elements included in All Other Compensation.

OTHER COMPENSATION TABLE
Name	Club Membership [a]	Financial Counseling	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [b]	Executive Medical and Retiree Plan Contributions [c]	Tax Gross-Up [d]	Life Insurance	Other [e]	Total
	($)	($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	7,395	10,625	15,900	18,000	54,199	2,393	2,604	59,229	170,345
Lloyd W. Howell, Jr.	87,590	13,365	15,900	24,000	54,199	2,059	3,216	114,751	315,080
Karen M. Dahut	10,847	12,000	15,900	24,000	54,199	3,793	4,116	20,793	145,648
Joseph Logue	12,144	10,512	15,900	24,000	54,199	3,133	3,846	19,253	142,987
Joseph W. Mahaffee	10,964	12,970	15,900	24,000	54,199	5,355	8,166	31,253	162,807
Kevin L. Cook	2,736	4,082	15,900	—	49,881	1,533	2,418	353,831	430,381

(a)	Amount for Mr. Howell includes a one-time initiation fee associated with a club membership.

(b)
Represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis — Compensation Elements — Retirement Benefits.”

(c)	For Mr. Cook, includes premium payments for both the active executive and retiree medical plans.

(d)	Includes tax gross-ups relating to life insurance coverage.

(e)
Includes: dental, supplemental medical, accident insurance, personal excess liability coverage, estate planning, milestone anniversary awards, security services ($35,836 for Mr. Rozanski and $91,898 for Mr. Howell), and vehicle parking. The amount in this column for Mr. Cook also includes premium payments for retiree dental coverage, depreciated value of bestowed office furniture and associated transportation costs, and retirement payment ($339,375) associated with Mr. Cook's retirement letter agreement, see "Employment Arrangements and Potential Payments upon Termination or a Change in Control" below.

GRANTS OF PLAN BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	($)	(#)($)	($)
Horacio D. Rozanski	7/1/2016	5/18/2016					18,619 (#)		—			546,468
	—	7/27/2016	—	846,555	1,509,222	—	527,850 ($)	1,055,700	—
Lloyd W. Howell, Jr.	7/1/2016	5/18/2016					12,952 (#)		—			380,141
	—	7/27/2016	—	587,004	1,047,220	—	367,200 ($)	734,400	—
Karen M. Dahut	7/1/2016	5/18/2016					12,952 (#)		—			380,141
		7/27/2016	—	587,004	1,047,220	—	367,200 ($)	734,400	—
Joseph Logue	7/1/2016	5/18/2016					16,190 (#)		—			475,177
	—	7/27/2016	—	736,134	1,312,367	—	459,000 ($)	918,000	—
Joseph W. Mahaffee	7/1/2016	5/18/2016					9,714 (#)		—			285,106
		7/27/2016	—	404,100	740,700	—	275,400 ($)	550,800	—
Kevin L. Cook [3]	—	7/27/2016	—	175,996	335,774	—	—	—	—			—

(1)
Reflects the portion of the target and maximum bonus levels for fiscal year 2017 under our annual performance bonus plan, which provides awards based on the achievement of corporate performance objectives, payable in cash, as well as the target and maximum supplemental bonus award. The annual performance bonus plan and supplemental bonus awards are described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.” Non-equity incentive plan awards have no minimum threshold payouts. The maximum payout for the annual bonus is equal to 200% of target plus the supplemental cash bonus payable as a result of the maximum annual bonus payment. The actual cash bonuses paid for fiscal year 2017 are reflected in the Summary Compensation Table.

(2)
Reflects the actual number of restricted stock units grants under our Annual Incentive Plan during fiscal year 2017, which occurred on July 1, 2016, with respect to fiscal year 2016 performance. Restricted stock units granted in July 2016 will vest ratably over a three-year period on June 30 of each year based on continued

employment, subject to certain exceptions. Also reflects the dollar value of the portion of the target and maximum bonus levels for fiscal year 2017 under our annual performance bonus plan payable in restricted stock units, including a 20% premium. Annual Incentive Plan awards have no minimum threshold payments. The maximum payout is equal to 200% of target. The actual number of restricted stock units awarded under the plan with respect to fiscal year 2017 performance will be granted in the 2018 fiscal year based on the fair market value of our Class A common stock on the date of grant and will be reflected in the 2018 Summary Compensation Table. The annual performance bonus plan is described more fully under “Compensation Discussion and Analysis - Compensation Elements - Annual Incentive.”

(3)	Pursuant to the terms of Mr. Cook's retirement letter agreement, Mr. Cook was eligible to receive a six-month fiscal year 2017 bonus payable entirely in cash.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]
Horacio D. Rozanski								126,696	4,483,771
	35,752	53,628	[1]	—	29.08		4/1/2025
	27,000	18,000	[1]	—	18.35		5/23/2023
	45,000	—		—	6.45	[4]	4/29/2020
Lloyd W. Howell, Jr.								87,309	3,089,866
	45,000	—		—	6.08		5/7/2019
	24,140	—		—	4.28		11/19/2018
Karen M. Dahut								87,309	3,089,866
	27,000	18,000	[1]	—	18.35		5/23/2023
	36,000	9,000	[1]	—	10.67	[4]	4/1/2022
	36,000	—		—	6.08		5/7/2019
Joseph Logue								124,267	4,397,809
	27,000	18,000	[1]	—	18.35		5/23/2023
	36,000	—		—	6.45	[4]	4/29/2020
Joseph W. Mahaffee								17,091	604,850
	170,000	—		—	4.28		11/19/2018
Kevin L. Cook								3,074	108,789

(1)
The options were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, as set forth in the table below. These options fully vest and become exercisable immediately prior to the effective date of certain change in control events.

Name	Option Exercise Price	June 30, 2017	March 31, 2018	June 30, 2018	March 31, 2019	March 31, 2020	Total
Horacio D. Rozanski	$18.35	9,000	—	9,000	—	—	18,000
	$29.08	—	17,876	—	17,876	17,876	53,628
Karen M. Dahut	$10.67	9,000	—	—	—	—	9,000
	$18.35	9,000	—	9,000	—	—	18,000
Joseph Logue	$18.35	9,000	—	9,000	—	—	18,000

(2)
The named executive officers’ restricted stock and restricted stock units vest as set forth in the table below. The restricted stock and restricted stock units become fully vested upon certain change in control events, unless otherwise determined by our Compensation Committee.

Name	June 30, 2017	March 31, 2018	June 30, 2018	June 30, 2019
Horacio D. Rozanski	19,394	88,711	12,384	6,207
Lloyd W. Howell, Jr.	14,678	59,141	9,172	4,318
Karen M. Dahut	14,678	59,141	9,172	4,318
Joseph Logue	18,584	88,711	11,574	5,398
Joseph W. Mahaffee	8,262	—	5,591	3,238
Kevin L. Cook	2,093	—	981	—

(3)	Market value has been determined based on the fair market value of our common stock on March 31, 2017 of $35.39.

(4)	Exercise price reflects adjustment in connection with $6.50 special dividend paid in August 2012.
Option Exercises and Stock Vested Table
The table below provides information on the named executive officers’ restricted stock unit and restricted stock awards that vested and the stock options that they exercised in fiscal year 2017.

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting [2] ($)
Horacio D. Rozanski	61,020.00	2,031,386	112,678.00	3,865,314
Lloyd W. Howell, Jr.	88,980.00	2,982,076	79,386.00	2,703,360
Karen M. Dahut	19,040.00	634,719	74,699.00	2,564,437
Joseph Logue	185,000.00	5,145,580	112,678.00	3,865,314
Joseph W. Mahaffee	60,000.00	1,665,227	13,117.00	388,788
Kevin L. Cook	50,594.00	749,396	2,637.00	78,161

(1)	Option Award ($) value realized is based on the fair market value of our common stock less exercise cost at time of exercise.

(2)	Stock Award ($) value realized is based on fair market value on the applicable vesting date of June 30, 2016 and March 31, 2017, respectively.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive or (b) age 50 with 10 years of service as an executive, he or she will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year 2017 end, Messrs. Howell, Logue, and Mahaffee and Ms. Dahut are eligible to receive benefits under the Officers’ Retirement Plan upon retirement. Mr. Cook received a payment during fiscal year 2017 associated with his July 1, 2017 retirement, plus three months of additional credit.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits [1] ($)	Payments During Last Fiscal Year [2] ($)
Horacio D. Rozanski	Officers’ Retirement Plan	17.5	167,785	—
Lloyd W. Howell, Jr.	Officers’ Retirement Plan	16.5	165,000	—
Karen M. Dahut	Officers’ Retirement Plan	12.5	125,000	—
Joseph Logue	Officers’ Retirement Plan	15.5	155,000	—
Joseph W. Mahaffee	Officers’ Retirement Plan	18.5	185,000	—
Kevin L. Cook	Officers’ Retirement Plan	5.5	—	55,000

(1)
The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under Statement of Financial Accounting Standards No. 87, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

(2)	Mr. Cook received a payment associated with his July 1, 2017 retirement.

Employment Arrangements and Potential Payments upon Termination or a Change in Control

Historically, we have not entered into employment letters with our executive officers. However, in January 2014, we entered into employment letters, effective April 1, 2014, with certain senior level executives, including Messrs. Rozanski, Logue and Howell and Ms. Dahut, due to the leadership changes and the need to align their compensation to the market as described above under "Employment Letters." Pursuant to the employment letters, payments upon termination of employment will be governed by the Company's severance, transition, retirement, disability or other policies, as applicable, as in effect from time to time, and subject to the terms and conditions of such policies. Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Termination Payments
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. They are also eligible for a one-time payment of $5,000 upon entering retirement for financial counseling expenses associated with developing a retirement financial strategy. In addition, each of our named executive officers and their eligible dependents will be entitled to receive the benefit of employer-paid retiree medical and dental coverage for life.

We entered into a retirement letter agreement in fiscal year 2016 with Mr. Cook in connection with his retirement. Due to satisfactory completion of defined objectives set forth in the letter agreement, Mr. Cook received a payment of $230,000. Pursuant to the letter agreement, Mr. Cook also received a six-month fiscal year 2017 bonus payable in cash on the Company’s established payment date for fiscal year 2017 bonuses, a one-time payment equal to three months of base pay as if his employment had continued through September 30, 2016, and any outstanding restricted stock units held by Mr. Cook on his retirement date will continue to vest following his retirement. Mr. Cook also received three months of credit toward his unfunded defined benefit retirement plan as if his employment had continued through September 30, 2016. These payments and benefits are in addition to the benefits provided under the Officers’ Retirement Plan, as described above.
Change in Control Protections
We do not have change in control agreements with any of our employees.
Under the Equity Incentive Plan, if a change in control occurs, outstanding service-vesting options will vest immediately prior to the change in control, unvested performance-vesting options that are scheduled to vest in the year of the change in control vest immediately prior to the change in control if certain performance conditions are satisfied in the change in control and, unless determined otherwise by our Compensation Committee, restricted stock and restricted stock units will vest upon the change in control.
In addition, if during the five year period after a change in control our executives’ retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, our executives, including our named executive officers, will be guaranteed their existing benefits under the plan during such five-year period and will receive a cash payment equal to the excess of the actuarial cost of the executive’s benefits under the plan that would be accrued on the Company’s financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control after giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer, other than Mr. Cook, as if the named executive officer’s employment had been terminated or a change in control had occurred as the last day of fiscal year 2017. If applicable, amounts in the table were calculated using $35.39, the closing fair market value of our common stock on March 31, 2017. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. For Mr. Cook, the table sets forth the actual amount of compensation received or receivable by Mr. Cook in connection with his retirement on July 1, 2017. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting [2]		Retirement Plan Benefits [8]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	5,182,884		—	2,119,792	[3]	—		7,302,676
Disability	—	—		—	3,120,977	[4]	—		3,120,977
Involuntary Termination	1,437,500	—		—	—		30,000	[6]	1,467,500
Retirement [10]	—	—		—	—		—		—
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	5,182,884		—	—		—		5,182,884
Lloyd W. Howell, Jr.
Death	—	3,089,866		—	2,083,333	[3]	—		5,173,199
Disability	—	—		—	2,991,544	[4]	1,428,815	[5]	4,420,359
Involuntary Termination	1,000,000	—		—	—		30,000	[6]	1,030,000
Retirement	—	—		165,000	—		1,518,037	[7]	1,683,037
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	3,089,866		—	—		1,428,815	[9]	4,518,681
Karen M. Dahut
Death	—	3,713,566		—	2,083,333	[3]	—		5,796,899
Disability	—	—		—	2,745,298	[4]	1,210,514	[5]	3,955,812
Involuntary Termination	1,000,000	—		—	—		30,000	[6]	1,030,000
Retirement	—	—		125,000	—		1,294,628	[7]	1,419,628
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	3,713,566		—	—		1,210,514	[9]	4,924,080
Joseph Logue
Death	—	4,758,529		—	2,104,167	[3]	—		6,862,696
Disability	—	—		—	2,752,007	[4]	1,385,024	[5]	4,137,031
Involuntary Termination	1,250,000	—		—	—		30,000	[6]	1,280,000
Retirement	—	—		155,000	—		1,468,795	[7]	1,623,795
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	4,758,529		—	—		1,385,024	[9]	6,143,553
Joseph W. Mahaffee
Death	—	604,850		—	2,063,750	[3]	—		2,668,600
Disability	—	—		—	1,658,875	[4]	1,008,628	[5]	2,667,503
Involuntary Termination	765,000	—		—	—		30,000	[6]	795,000
Retirement	—	—		185,000	—		1,119,017	[7]	1,304,017
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	604,850		—	—		1,008,628	[9]	1,613,478
Kevin L. Cook
Retirement [11]	515,371	—	[2]	55,000	—		975,584	[7]	1,545,955

(1)
Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay.

(2)
This column includes the value of the equity with accelerated vesting calculated using $35.39, the closing fair market value of our common stock on March 31, 2017, and the value of the deferred cash payment due to the named executive officers as a result of the special dividends paid on June 29, 2012, November 29, 2013, February 28, 2014, and August 29, 2014. In connection with the payment of these special dividends, holders of certain options granted pursuant to our Equity Incentive Plan, including the named executive officers, received dividend equivalent rights that entitle the holder to receive, on the option’s vesting date, a cash payment based on the amount of the special dividend. The accelerated vesting for a change in control is described in more detail under “Change in Control Protections.” In the event of death, all outstanding service-vesting options immediately vest. Mr. Cook held equity that was outstanding at the time of his retirement that will continue to vest following his retirement according to the original vesting schedule, subject to forfeiture he engages in competitive activity, and with accelerated vesting upon a change-in-control or his death. The value of this equity (and related payments) would be $108,789.

(3)	Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Survivors also receive one month’s base pay.

(4)
Includes present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). The amounts in this column were calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FAS 87/106 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.

(5)
Amount includes actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under Statement of Financial Accounting Standards No. 106, using the Accumulated Postretirement Benefit Obligation with an adjustment made to retirement age assumptions as required by SEC regulations.

(6)	Amount includes $30,000 outplacement assistance.

(7)
These amounts represent the actuarial present value of retiree medical benefits which were calculated as described in footnote 5 above. Amounts in this column also include the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FAS 87, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. For the named executive officers other than Mr. Cook, the amount also includes a one-time retirement gift of $10,000, one-time reimbursement for $5,000 for retirement financial counseling, and depreciated value of bestowed office furniture. For Mr. Cook, amount represents the actual depreciated value of office furniture bestowed and associated transportation costs.

(8)
Benefits under the Officers’ Retirement Plan. This amount has been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above. For Mr. Cook, amount reflects actual retirement benefit paid upon his retirement.

(9)
Reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.

(10)	Mr. Rozanski is not retirement eligible as an executive as of March 31, 2017.

(11)
Pursuant to his retirement letter agreement, Mr. Cook was paid $230,000 upon his July 1, 2017 retirement and three months of base salary in an aggregate amount of $109,375. This amount also includes the $175,996 fiscal year 2017 pro rata bonus paid to Mr. Cook.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION COMMITTEE
Philip A. Odeen (Chairman)
Melody C. Barnes
Peter Clare
Ian Fujiyama
Gretchen W. McClain

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Three committee members, Mark Gaumond, Joan Amble, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page six.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2017 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed under PCAOB Auditing Standard No. 16, Communications with Audit Committees.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 for filing with the SEC.
THE AUDIT COMMITTEE
Mark Gaumond (Chairman)
Joan Lordi C. Amble
Arthur E. Johnson
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2017 and 2016.

(Amounts in thousands)	2017	2016
Audit fees(1)	$3,960	$3,115
Audit-related fees	—	—
Tax fees(2)	$768	1,001
All other fees	—	—
Total	$4,728	$4,116

(1)	Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.

(2)	Tax fees principally include domestic and foreign tax compliance and advisory services.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2018. E&Y served as our independent auditors for the fiscal year ended March 31, 2017. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2018.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding, advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail under the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2017 Annual Meeting:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2017 Annual Meeting.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis of this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPANY'S EXECUTIVE COMPENSATION
In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company is providing stockholders with a non-binding, advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years as required by Section 14A of the Exchange Act.
The Board has determined that an advisory vote to approve executive compensation that occurs every year is the appropriate alternative for the Company and its stockholders and recommends that the stockholders approve holding an advisory vote every year. In reaching this recommendation, the Board considered that holding an annual advisory vote to approve executive compensation allows stockholders to provide more direct and immediate input on the Company’s compensation philosophy, policies, and practices, as disclosed in the proxy statement each year. In addition, the Board recognizes that an annual advisory vote to approve executive compensation is consistent with the Company’s policy of facilitating communications of stockholders with the Board and its various committees, including the Compensation Committee.
Although this resolution is non-binding, the Board and Compensation Committee value the opinions of our stockholders and will review and consider the voting results when determining how often we submit to our stockholders, a resolution regarding our compensation decisions regarding our named executive officers.

The Board of Directors recommends a vote FOR the option of "every year" for the frequency of future advisory votes on the Company's executive compensation.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Nancy J. Laben
Secretary
McLean, Virginia
June 21, 2017

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on August 3, 2017, beginning at 8:00 a.m. (EDT) at The John C. Newman Auditorium, located in our offices at 8283 Greensboro Drive, McLean, Virginia 22102.

Why am I receiving these proxy materials?

You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and describes issues on which we would like you to vote at our Annual Meeting of Stockholders. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the annual meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2017, and the proxy card or a voting instruction card for the annual meeting.

Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A Common Stock of the Company.

If you submit a proxy by using the Internet, by calling or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President, Chief Legal Officer and Secretary (with full power of substitution) as your representatives at the annual meeting. He or she will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to submit a proxy in advance by using the Internet, by calling or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the “Notice and Access” rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis if you submit your request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and the cost of the annual meeting.

Do I need an admission ticket to attend the annual meeting?

No; however, you must present both proof of ownership and valid photo identification to attend the annual meeting.

•
If you hold shares through an account with a bank or broker, contact your bank or broker to request a legal proxy from the owner of record to vote your shares in person. This will serve as proof of ownership.

•	A recent brokerage statement or letter from your broker showing that you owned shares in your account as of the record date, June 12, 2017, also serves as proof of ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the Company’s Class A common stock are entitled to vote at the annual meeting. The Board has established the record date for the annual meeting as June 12, 2017. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.

How many shares must be present to hold the annual meeting?

In order for us to lawfully conduct business at the annual meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy. This is referred to as a quorum.

How many shares may I vote?

On June 12, 2017, 148,357,592 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.

What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of four director nominees	FOR each nominee	6
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal 2018	FOR	51
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement (a “say-on-pay” vote)	FOR	52
No. 4	A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes	FOR every year	53

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. We mail the proxy materials and our annual report to you directly.

If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the proxy materials and our annual report were forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions included in the mailing.

What is the procedure for voting?

If you are a stockholder of record of Class A common stock, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

If you are a beneficial owner of Class A common stock, you can vote your shares at the annual meeting by attending the meeting in person if you have requested and received a legal proxy from your bank or broker which you must bring with you to the meeting, or you can give a proxy to be voted at the annual meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.

Can I change my proxy?

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to the Secretary at 8283 Greensboro Drive, McLean, Virginia 22102 or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

Can other matters be decided at the annual meeting?

The Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

What is the vote required for each proposal?

For each of the proposals being considered at the annual meeting, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting, except that directors shall be elected by a plurality of the votes validly cast at the annual meeting.

What if I am a stockholder of record and do not provide voting instructions when returning a proxy?

Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:

•	FOR the election of all director nominees as set forth in this proxy statement;

•	FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal 2018;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	FOR the approval, on a non-binding, advisory basis, of an annual advisory vote on executive compensation.

What if I am a beneficial owner and do not give voting instructions to my broker?

If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors, the advisory vote on "say on pay", and the advisory vote on the frequency of "say on pay." If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.

How are abstentions and broker non-votes counted?

Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors and the advisory vote on the frequency of "say on pay," whereby abstentions will not affect the outcome.

Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have no effect on the outcome of the non-routine proposals, while discretionary voting by a broker is permitted in the case of the ratification of an independent registered public accounting firm, a routine matter.

Who will count the votes?

A representative from Broadridge Financial Services will tabulate the votes and act as the inspector of election for the annual meeting.

Who will bear the costs of soliciting votes for the annual meeting?
We will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for the annual meeting. The estimated cost of such services is $12,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

When will the Company announce the voting results?

The preliminary voting results will be announced at the annual meeting. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC.

Can I receive a copy of the Annual Report?

The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2017 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 12, 2017, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

What is “householding” and how does it affect me?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report to stockholders, or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual of meeting of stockholders in 2018?

Under applicable SEC rules and regulations, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 21, 2018. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.

Pursuant to our second amended and restated bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2018 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than April 5, 2018 and no later than May 5, 2018, except that if the date of the 2018 Annual Meeting of Stockholders is changed, and the meeting is held before July 4, 2018 or after October 12, 2018, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. We also utilize and discuss Free Cash Flow, because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of net income to Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted EPS in addition to, and not as an alternative to, net income or diluted EPS, as measures of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:

•
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense, and depreciation and amortization and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. "Adjusted EBITDA Margin" is calculated as Adjusted EBITDA divided by revenue. The Company prepares Adjusted EBITDA and Adjusted EBITDA Margin to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature.

•
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.

•	“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

A - 1

Below is a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2017	2016	2015
	(Unaudited)
EBITDA, Adjusted EBITDA & Adjusted EBITDA Margin
Net income	$252,490	$294,094	$232,569
Income tax expense	159,410	85,368	153,349
Interest and other, net (a)	72,347	65,122	72,904
Depreciation and amortization	59,544	61,536	62,660
EBITDA	543,791	506,120	521,482
Transaction expenses (b)	3,354	—	2,039
Adjusted EBITDA	$547,145	$506,120	$523,521
Revenue	$5,804,284	$5,405,738	$5,274,770
Adjusted EBITDA Margin	9.4%	9.4%	9.9%
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	150,274,640	149,719,137	150,375,531
Adjusted Net Income Per Diluted Share (c)	$1.75	$1.65	$1.60
Free Cash Flow
Net cash provided by operating activities	382,277	$249,234	$309,958
Less: Purchases of property and equipment	(53,919)	(66,635)	(36,041)
Free Cash Flow	$328,358	$182,599	$273,917

(a)	Reflects the combination of Interest expense and Other income (expense), net from the consolidated income statement from fiscal years 2017, 2016, and 2015.

(b)
Fiscal 2017 reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on July 13, 2016. Fiscal 2015 reflects debt refinancing costs incurred in connection with the refinancing transaction consummated on May 7, 2014.

(c)
Excludes an adjustment of approximately $2.3 million, $3.5 million, and $3.4 million of net earnings for fiscal 2017, 2016, and 2015, respectively, associated with the application of the two-class method for computing diluted earnings per share.

A - 2

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Booz | Allen | Hamilton

BOOZ ALLEN HAMILTON HOLDING CORPORATION
8283 GREENSBORO DRIVE
MCLEAN, VA 22102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30772-P95478 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ralph W. Shrader
02) Joan Lordi C. Amble
03) Peter Clare
04) Philip A. Odeen

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2018.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR EVERY YEAR on the following proposal:

	Every Year	Every Two Years	Every Three Years	Abstain
4. Advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

E30773-P95478

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 3, 2017 8:00 A.M.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben and each of them as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held on August 3, 2017 at 8:00 A.M., Eastern Time at the John C. Newman Auditorium, located in the Company's offices at 8283 Greensboro Drive, McLean, VA 22102, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND FOR "EVERY YEAR" FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENTS AND POSTPONEMENTS THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

V.1.2